Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SHF Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement of SHF Holdings, Inc. on Form S-8 of our report dated April 14, 2023, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of SHF Holdings, Inc. as of December 31, 2022 and for the year then ended, which report is included in the Annual Report on Form 10-K of SHF Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Hartford, Connecticut

December 29, 2023